Exhibit 4.10
DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Certificate of Incorporation and By-Laws are included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Certificate of Incorporation, and the By-Laws in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capital Stock
Our Certificate of Incorporation authorizes the issuance of 725,000,000 shares, consisting of:
•        500,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•        100,000,000 shares of Class B Common Stock, par value $0.0001 per share;
•        100,000,000 shares of Class C Common Stock, par value $0.0001 per share (together with the Class A Common Stock and Class B Common Stock, the “Common Stock”);
•        25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise required by the Certificate of Incorporation, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of our stockholders.
Certain provisions of the Certificate of Incorporation and By-Laws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.
Common Stock
Class A Common Stock
Voting rights.    Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.
Dividend rights.    Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board in accordance with applicable law.
The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition, and subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. Our ability to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by us or any of our subsidiaries from time to time.
Rights upon liquidation.    In the event of liquidation, dissolution or winding up of the affairs of Intuitive Machines, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Intuitive Machines and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A

Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of Intuitive Machines available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of our Common Stock in proportion to the number of shares held by each such stockholder.
Other rights.    The holders of Class A Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock that we may issue in the future.
Class B Common Stock
Voting rights.    Each holder of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.
Dividend rights.    Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.
Rights upon liquidation.    Each holder of shares of Class B Common Stock shall be entitled to receive $0.0001 per share of Class B Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class B Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of ours.
Permitted Ownership.    Shares of Class B Common Stock may be issued only to, and registered only in the name of, the Intuitive Machines Members, their respective successors and assigns and their respective permitted transferees (the Intuitive Machines Members, together with all such subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class B Owners”), and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Intuitive Machines OpCo Common Units held of record at such time by such Permitted Class B Owner under the A&R Operating Agreement.
Class C Common Stock
Voting rights.    Each holder of Class C Common Stock is entitled to three votes for each share of Class C Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise.
Dividend rights.    Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class C Common Stock and the holders of shares of Class C Common Stock shall have no right to receive dividends in respect of such shares of Class C Common Stock.
Rights upon liquidation.    Each holder of shares of Class C Common Stock shall be entitled to receive $0.0001 per share of Class C Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class C Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of ours.
Permitted Ownership.    Shares of Class C Common Stock may be issued only to, and registered only in the name of, our Founders, their respective successors and assigns and their respective permitted transferees (our Founders, together with all such subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class C Owners”), and the aggregate number of shares of Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of Intuitive Machines OpCo Common Units held of record at such time by such Permitted Class C Owner under the A&R Operating Agreement.
Conversion of Class B Common Stock and Class C Common Stock
Conversion upon transfer.    A holder of Class B Common Stock or Class C Common Stock may surrender shares of Class B Common Stock or Class C Common Stock to us for cancellation for no consideration at any time. Following the surrender or other acquisition of any shares of Class B Common Stock or Class C Common Stock to or by us, we will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by us.
A holder of Class B Common Stock or Class C Common Stock may transfer or assign shares of Class B Common Stock or Class C Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a permitted transferee of such holder or to a non-permitted transferee with our approval in advance and in writing, and only if such holder also simultaneously transfers, in each case, an equal number of such holder’s Intuitive Machines OpCo Common Units to such permitted transferee or such non-permitted transferee, as applicable, in compliance with the A&R Operating Agreement.
The Board (including a majority of the directors who are disinterested with respect to the relevant transaction serving on the Board at such time) may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions described herein for determining whether any transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the restrictions described herein and for the orderly application, administration and implementation of the provisions of the Certificate of Incorporation.
Voluntary Conversion.    Each one share of Class C Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder thereof at any time upon written notice to our transfer agent. Shares of Class C Common Stock that are converted into shares of Class B Common Stock as provided in the Certificate of Incorporation shall be retired and may not be reissued.
Automatic Conversion.    On the earliest to occur of: (i) the date that is seven (7) years from the date of the Certificate of Incorporation and (ii) the first date on which the Permitted Class C Owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class C Common Stock issued and held by the Permitted Class C Owners immediately following the closing of the Transactions (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) (such date, the “Automatic Conversion Date”), each outstanding share of Class C Common Stock shall automatically, without any further action by us or any stockholder, convert into one fully paid and nonassessable share of Class B Common Stock. Following such conversion, the reissuance of such shares of Class C Common Stock shall be prohibited, and such shares of Class C Common Stock shall be retired and cancelled in accordance with the applicable provisions of the applicable law.
Conversion to Class A Common Stock.    After the expiration of the Lock-Up Period, holders of certain Intuitive Machines OpCo Common Units will be permitted to exchange such Intuitive Machines OpCo Common Units (along with the cancellation of the paired share of Class B Common Stock or share of Class C Common Stock) for shares of Class A Common Stock on a one-for-one basis pursuant to the A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or, at our election (determined by a majority of our directors who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.
Preferred Stock

The total of our authorized shares of Preferred Stock is 25,000,000 shares. We currently have 5,000 shares of Series A Preferred Stock issued and outstanding.
The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by the holders of Common Stock.
Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Intuitive Machines without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of our Common Stock.
Dividends:    The Series A Preferred Stock pays dividends, semi-annually at the rate of 10% of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded semi-annually, and participates with our Common Stock on all other dividends. Accrued dividends may be paid (i) in cash, (ii) subject to satisfaction of certain equity conditions, in shares of Class A Common Stock or (iii) accumulated, compounded and added to the liquidation preference described below.
Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.
Voting:    The Series A Preferred Stock votes together with our Common Stock on an as-converted basis, except as required by law and (ii) as noted below under “Protective Provisions.” Each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Protective Provisions:    For as long as 25% of the shares of Series A Preferred Stock issued as of the Closing are outstanding, we shall not, without the affirmative vote or action by written consent of holders of more than 50% of the issued and outstanding shares of Series A Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of Intuitive Machines; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation, By-Laws or any similar document of Intuitive Machines in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A Preferred Stock; provided, that Intuitive Machines shall be permitted to issue up to $50.0 million in equity securities without the consent of the Requisite Holders; (iv) purchase or redeem or pay any cash dividend on any capital stock prior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; or (v) incur or guarantee any indebtedness, if the aggregate indebtedness of Intuitive Machines and its subsidiaries for borrowed money following such action would exceed $100,000,000; provided, however, that the Series A Preferred Stock shall not be considered indebtedness for purposes of this calculation (irrespective of the accounting treatment that the Series A Preferred Stock receives under Intuitive Machines’ financial statements).

Conversion:    Each share of Series A Preferred Stock will be convertible at the holder’s option into shares of Class A Common Stock at an initial conversion ratio determined by dividing the Accrued Value (as defined in the Certificate of Designation) of such shares of Series A Preferred Stock by the conversion price of $12.00 per share subject to adjustment in accordance with the terms of the Certificate of Designation.
Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the 5th year anniversary of the Closing at a price equal to the 100% of the sum of (i) original purchase price plus (ii) all accrued/declared but unpaid dividends.
Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at our option commencing any time (A) after the 3rd year anniversary of the Closing at a price equal to the 115% of the Accrued Value, (B) after the 4th anniversary of the Closing at a price equal to the 110% of the Accrued Value and (C) after the 5th anniversary of the Closing at a price equal to the 100% of the Accrued Value.
Warrants
As a result of and upon the effective time of the Domestication, amongst other things (a) each IPAX warrant was automatically converted into a redeemable Warrant on the same terms as the IPAX warrants, and (b) each unit of IPAX (the “IPAX unit”) issued and outstanding as of immediately prior to the Domestication was automatically canceled and each holder received one share of Class A Common Stock and one-half of one Warrant. No fractional warrants were issued upon separation of the IPAX units. On March 6, 2025, Intuitive Machines completed the redemption of its outstanding public warrants. No public warrants remain outstanding.
Public Warrants
Each whole warrant received upon conversion of a Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of such warrants and a current prospectus relating to them is available (or we permit holders to exercise such warrants on a cashless basis under the circumstances specified in that certain Warrant Agreement (the “Warrant Agreement”), dated as of September 21, 2021, by and between IPAX and Continental Stock Transfer & Trust Company, as warrant agent ) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional Public Warrants were issued upon separation of the IPAX Units and only whole Public Warrants trade. The Public Warrants will expire on February 13, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant issued upon conversion of a Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant issued upon conversion of a Public Warrant is exercisable and we are not obligated to issue a share of Class A Common Stock upon exercise of such warrant unless the share of Class A Common Stock issuable upon exercise of such warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant issued upon conversion of a Public Warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event are we required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the shares of Class A Common Stock underlying the exercised Public Warrants, the purchaser of an IPAX unit containing the Public Warrant that has been converted into a warrant will have paid the full purchase price for the IPAX unit solely for the share of Class A Common Stock underlying such IPAX unit.
We have agreed that as soon as practicable, but in no event later than 30 business days after the closing of the Transactions, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A Common Stock issuable upon exercise of the Public Warrants and thereafter, will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) business day after the closing of the Transactions, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise their Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we must use our best efforts to register or qualify the shares of Class A Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such Public Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Public Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.
Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:
•        in whole and not in part;
•        at a price of $0.01 per Public Warrant;
•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each holder of Public Warrants will be entitled to exercise his, her or its Public Warrants prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.
Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of Intuitive Machines with or into another corporation (other than a consolidation or merger in which Intuitive Machines is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Intuitive Machines as an entirety or substantially as an entirety in connection with which Intuitive Machines is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Public Warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of such Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Continental Stock Transfer & Trust Company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Public Warrants and receive shares of our Class A Common Stock. After the issuance of shares of our Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The warrants received upon conversion of the Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the Closing Date (except, among other limited exceptions, to IPAX’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the warrants received upon conversion of the Private Placement Warrants have terms and provisions that are identical to those of the warrants received upon conversion of the Public Warrants. On March 6, 2025, Intuitive Machines completed the redemption of its outstanding Private Placement Warrants. No Private Placement Warrants remain outstanding.
Preferred Investor Warrants

The Preferred Investor Warrants were immediately exercisable upon issuance at the consummation of the Transactions and expire on February 13, 2028 at 5:00 p.m., New York City time (the “PIW Termination Date”). The Preferred Investor Warrants include customary cash and cashless exercise provisions. Each Preferred Investor Warrant is initially exercisable at $15.00 per share of Class A Common Stock, subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances or deemed issuances of shares of Class A Common Stock at a price below the exercise price then in effect, subject in the case of adjustments described in this clause (vi), to an exercise price floor of $11.50, in each case, in accordance with the terms of the Preferred Investor Warrants.
The Preferred Investor Warrants do not include any redemption features. The Preferred Investor Warrants may be exercised on a cashless basis if, at any time after the six-month anniversary of the Closing Date, there is not an effective registration statement with respect to the shares of Class A Common Stock Preferred Investor Warrants. On the PIW Termination Date, the Preferred Investor Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Preferred Investor Warrant would pay the exercise price by surrendering the Preferred Investor Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Preferred Investor Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the Preferred Investor Warrant less the exercise price of such Preferred Investor Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the Preferred Investor Warrant.
The holders of Preferred Investor Warrants do not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the Preferred Investor Warrants or underlying shares of Class A Common Stock until they exercise their Preferred Investor Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Preferred Investor Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.
The Series A Warrant
The Series A Warrant was immediately exercisable upon issuance in the Private Placement and expires on the Series A Warrant Termination Date. The Series A Warrant contains customary cash exercise provisions. The Series A Warrant is exercisable for up to 4,705,883 shares of Class A Common Stock at an exercise price of $4.75 per share, subject to standard adjustments to the exercise price including for (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro rata distributions and (iv) fundamental transactions. On January 10, 2024, these were repriced to an exercise price of $2.75 per share. These Series A Warrants have been exercised in full.
The Series A Warrant does not include any redemption features. The Series A Warrant may be exercised on a cashless basis at any time on or after March 5, 2024, if and to the extent that the shares of Class A Common Stock underlying the Series A Warrant are not registered under the Securities Act. On the Series A Warrant Termination Date, the Series A Warrant will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Series A Warrant would pay the exercise price by surrendering the Series A Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Series A Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the Series A Warrant less the exercise price of such Series A Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the Series A Warrant.
The holder of the Series A Warrant does not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the Series A Warrant or underlying shares of Class A Common Stock until it exercises the Series A Warrant and receives shares of Class A Common Stock. After the issuance of shares of

Class A Common Stock upon exercise of the Series A Warrant, the holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.
The Series B Warrant
The Series B Warrant was immediately exercisable upon issuance in the Private Placement and expires on the Series B Warrant Termination Date. The Series B Warrant contains customary cash exercise provisions. The Series B Warrant is exercisable for up to 4,705,883 shares of Class A Common Stock at an exercise price of $4.75 per share, subject to standard adjustments to the exercise price including for (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro rata distributions and (iv) fundamental transactions. On January 10, 2024, these warrants were exercised in full at a exercise price of $2.50 per share.
The Series B Warrant does not include any redemption features. The Series B Warrant may be exercised on a cashless basis at any time on or after March 5, 2024, if and to the extent that the shares of Class A Common Stock underlying the Series B Warrant are not registered under the Securities Act. On the Series B Warrant Termination Date, the Series B Warrant will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Series B Warrant would pay the exercise price by surrendering the Series B Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Series B Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the Series B Warrant less the exercise price of such Series B Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the Series B Warrant.
The holder of the Series B Warrant does not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the Series B Warrant or underlying shares of Class A Common Stock until it exercises the Series B Warrant and receives shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Series B Warrant, the holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.
The New Series A Warrant – January 10, 2024
The New Series A Warrant contains customary cash exercise provisions. The New Series A Warrant is exercisable for up to 4,705,883 shares of Class A Common Stock at an exercise price of $2.75 per share, subject to standard adjustments to the exercise price including for (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro rata distributions and (iv) fundamental transactions. The New Series A Warrant has been exercised in full.
The New Series A Warrant does not include any redemption features and have a 5.5 year term. On the New Series A Warrant Termination Date, the New Series A Warrant will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the New Series A Warrant would pay the exercise price by surrendering the New Series A Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the New Series A Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the New Series A Warrant less the exercise price of such Series A Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the New Series A Warrant.
The holder of the New Series A Warrant does not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the New Series A Warrant or underlying shares of Class A Common Stock until it exercises the New Series A Warrant and receives shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the New Series A Warrant, the holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.

The New Series B Warrant – January 10, 2024
The New Series B Warrant contains customary cash exercise provisions. The New Series B Warrant is exercisable for up to 4,705,883 shares of Class A Common Stock at an exercise price of $2.75 per share, subject to standard adjustments to the exercise price including for (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro rata distributions and (iv) fundamental transactions. The New Series B Warrant were exercised in full.
The New Series B Warrant does not include any redemption features and has an 18 month term. On the New Series B Warrant Termination Date, the New Series B Warrant will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the New Series B Warrant would pay the exercise price by surrendering the New Series B Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the New Series B Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the New Series B Warrant less the exercise price of such Series B Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the New Series B Warrant.
The holder of the New Series B Warrant does not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the New Series B Warrant or underlying shares of Class A Common Stock until it exercises the New Series B Warrant and receives shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the New Series B Warrant, the holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.
The Conversion Series A Warrant – January 28, 2024
The Conversion Series A Warrant contains customary cash exercise provisions. The Conversion Series A Warrant is exercisable for up to 4,150,780 shares of Class A Common Stock at an exercise price of $2.57 per share, subject to standard adjustments to the exercise price including for (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro rata distributions and (iv) fundamental transactions.
The Conversion Series A Warrant does not include any redemption features and have a 5 years term. On the Conversion Series A Warrant Termination Date, the Conversion Series A Warrant will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Conversion Series A Warrant would pay the exercise price by surrendering the Conversion Series A Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Conversion Series A Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the Conversion Series A Warrant less the exercise price of such Series A Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the Conversion Series A Warrant.
The holder of the Conversion Series A Warrant does not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the Conversion Series A Warrant or underlying shares of Class A Common Stock until it exercises the Conversion Series A Warrant and receives shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Conversion Series A Warrant, the holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.
The Conversion Series B Warrant – January 28, 2024
The Conversion Series B Warrant contains customary cash exercise provisions. The Conversion Series B Warrant is exercisable for up to 4,150,780 shares of Class A Common Stock at an exercise price of $2.57 per share, subject to standard adjustments to the exercise price including for (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro rata distributions and (iv) fundamental transactions. The Conversion Series B Warrants were exercised in full.
The Conversion Series B Warrant does not include any redemption features and has a 18 month term. On the Conversion Series B Warrant Termination Date, the Conversion Series B Warrant will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Conversion Series B Warrant would pay the exercise price by surrendering the Conversion Series B Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Conversion Series B Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the Conversion Series B Warrant less the exercise price of such Conversion Series B Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the Conversion Series B Warrant.
The holder of the Conversion Series B Warrant does not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the Conversion Series B Warrant or underlying shares of Class A Common Stock until it exercises the Conversion Series B Warrant and receives shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Conversion Series B Warrant, the holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.
Anti-Takeover Effects of the Certificate of Incorporation, the By-Laws and Certain Provisions of Delaware Law
The provisions of the Certificate of Incorporation, the By-Laws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.
The Certificate of Incorporation and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.
These provisions include:
•        Authorized but Unissued Capital Stock.    Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of Common Stock by means of a proxy contest, tender offer, merger or otherwise.
•        Director Designees; Classes of Directors.    Pursuant to the Certificate of Incorporation, our directors are divided into three classes, with each class serving staggered three year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•        No Cumulative Voting for Directors.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of are able to elect all of the directors then standing for election.

•        Quorum.    The By-Laws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.
•        Action by Written Consent.    The Certificate of Incorporation provides that, for so long as we qualify as a controlled company (as defined in Nasdaq Listing Rule 5615(c)(1)), any action required or permitted to be taken by our stockholders may be effected by the consent in writing of the holders of our outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date that we cease to qualify as a controlled company, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the applicable provisions of the DGCL.
•        Special Meetings of Stockholders.    Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of our stockholders may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board, the chairperson of the Board, the chief executive officer or president, and (ii) for so long as we are a controlled company (as defined above), by our secretary at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of our capital stock. Subject to the special rights of the holders of one or more series of Preferred Stock, from and after the date we cease to qualify as a controlled company, special meetings of our stockholders may not be called by our stockholders or any other person.
•        Advance Notice Procedures.    The By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The By-Laws provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is currently no pending material litigation or proceeding involving our respective directors, officers or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Intuitive Machines. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”).
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Forum Selection
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery is, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our Certificate of Incorporation, By-Laws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The Transfer Agent and registrar for our shares of Class A Common Stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Class A Common Stock is listed on Nasdaq under the symbols “LUNR.”